Exhibit 99.1

For additional information, contact:
T. Heath Fountain
Senior Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGEBANK OF THE SOUTH EXPANDS MORTGAGE SERVICES
TO VALDOSTA AND MCDONOUGH WITH NEW LENDING TEAM

ALBANY, Ga. (January 3, 2011) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South (the "Bank"), announced that the Bank has expanded its Mortgage Division with the opening of new mortgage production offices in Valdosta and McDonough, Georgia, concurrent with the hiring of a team of experienced mortgage lenders in those markets.  Already a leading originator of mortgage loans in the Bank's home town of Albany and in Statesboro, the addition of these offices enhances the Bank's capabilities as a full-service mortgage lender, where loans are originated, underwritten and processed internally, and builds on the Bank's recent expansion efforts in Valdosta and elsewhere in South Georgia.

Derek Watkins joins HeritageBank of the South as the Senior Vice President of Mortgage Lending and will oversee mortgage operations for the Bank.  He brings a team of five additional mortgage lenders and four staff members, more than doubling the Bank's production personnel in the Mortgage Division.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "For many years, HeritageBank of the South has been recognized as a top lender in the Albany market, and since our expansion into the Statesboro area last year, we have quickly established ourselves as a leader in that market.  Bringing on this new, highly regarded team in Valdosta and McDonough will allow us to leverage our mortgage production and create a true secondary market mortgage program with in-house underwriting, thereby enhancing our capabilities to meet the home loan needs of all our customers."

Dorminey noted that these new offices fit neatly with HeritageBank's recent expansion in South Georgia and North Central Florida.  Cumulatively, the Bank has acquired eight branches since December 2009 and has opened a de novo branch in Valdosta, more than doubling the number of HeritageBank of the South locations during the past year.  The Bank is set to open a new branch in Lee County, Georgia, in the first half of 2011.

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HBOS Expands Mortgage Services

January 3, 2011

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 16 full-service branch locations and two mortgage production offices.  As of September 30, 2010, the Company reported total assets of approximately $683 million and total stockholders' equity of approximately $63 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential."  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Heritage Financial Group, Inc. and HeritageBank of the South that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect HeritageBank of the South's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect the operation of Heritage Financial Group, Inc. and HeritageBank of the South.

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